Exhibit 3.96

Delaware	PAGE 1

The First State
     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “INTERNATIONAL INVESTMENTS MANAGEMENT LLC”, FILED IN THIS OFFICE ON THE NINTH DAY OF JULY, A.D. 2007, AT 2:39 O’CLOCK P.M.

/s/ Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State AUTHENTICATION: 5824970
4385195 8100 070793001	DATE: 07-09-07

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:43 PM 07/09/2007
FILED 02:39 PM 07/09/2007
SRV 070793001 — 4385195 FILE
CERTIFICATE OF FORMATION
OF
INTERNATIONAL INVESTMENTS MANAGEMENT LLC
     This Certificate of Formation of International Investments Management LLC, dated July 9, 2007 is executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act. The undersigned certifies as follows:
     FIRST: The name of the limited liability company formed hereby is International Investments Management LLC (the “Company”).
     SECOND: The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
     THIRD: The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first written above.

By:	/s/ Sharon N. Purcell
Sharon N. Purcell
Authorized Person